Exhibit 99.1

DatChat Announces Strategic Relationship Agreement between Myseum Social Media Platform and The Photo Managers for Digital Asset Organization

Collaboration brings valuable opportunities to further promote, develop and refine Myseum’s multi-tiered social media ecosystem

New Brunswick, NJ, April 1, 2025 (GLOBE NEWSWIRE) – DatChat, Inc. (Nasdaq: DATS) (“DatChat” or the “Company”), a secure messaging and social media company, today announced that its Myseum social media platform has entered into a strategic relationship agreement with The Photo Managers (TPM) for collaboration, marketing and engagement with TPM’s broad network of over 700 professional photo managers. TPM is a global leader in training and supporting professionals dedicated to helping individuals, families, and businesses organize, preserve, and share digital legacies.

“We are proud to join The Photo Managers’ community of over more than 700 professionals who are passionate about helping their clients manage photo collections and tell their stories. This collaboration is especially valuable to us as we prepare to launch the enterprise side of Myseum,” said Darin Myman, Chief Executive Officer of DatChat. “Myseum and TPM share numerous synergies and bring together valuable opportunities to further develop and refine our Myseum Social Network. As part of our Strategic Relationship Agreement, MYSEUM will enjoy valuable opportunities to gather insights from experienced professionals, connect with thought leaders in the photo management industry, and understand what features truly matter to those preserving and sharing their stories across generations. By working closely with The Photo Managers’ professional network and their engaged DIY audience, we’re committed to shaping a platform that meets real-world needs—now and in the future.”

As part of the strategic sponsorship agreement, MYSEUM will receive expert advisory and direct introductions to key industry leaders, conversation and videos with TPM CEO Cathi Nelson, conference and webinar participation, beta testing and focus groups, and year-round brand promotion. DatChat recently announced its sponsorship and participation at The Photo Managers Conference 2025, being held April 22-26, 2025, in San Diego, California.

DatChat launched the Myseum social media platform in March 2025, offering a new, innovative and fresh approach to digital media and content management. Myseum allows users to create a digital legacy that can be easily shared today and with future generations. Backed by AI technology and proprietary software, the multi-tiered social media ecosystem enables individuals, families, and other groups to store and share digital content such as messages, photos, videos, and documents within a highly secure and private family library.

About The Photo Managers

Since 2011, The Photo Managers has been bringing together professional photo organizers while setting the industry standard. With over 700 members worldwide ranging from part-timers to those enjoying a second-act career to six and seven-figure businesses, The Photo Managers offers courses for hobbyists, a Certification program for professional photo managers, and assistance to companies in creating backups and workflows for their images. Discover more at: https://thephotomanagers.com/

About DatChat, Inc.

DatChat, Inc. (Nasdaq: DATS) is a secure messaging and social media company that not only focuses on protecting privacy on personal devices, but also protects user information after it is shared with others. The DatChat Messenger & Private Social Network presents technology that allows users to change how long their messages can be viewed before or after users send them, prevents screenshots, and hides encrypted photos in plain sight on camera rolls. DatChat's patented technology offers users a traditional texting experience while providing control and security for their messages. With the DatChat Messenger, a user can decide how long their messages last on a recipient's device while feeling secure that at any time, and delete individual messages or entire message threads, making it like the conversation never happened.

About Myseum

Myseum is your Free Forever Digital Shoebox & Social Network that makes it easier to share your photos and videos both today, and for generations to come. Myseum allows you to create amazing albums, create special encrypted galleries with limited access, personalize your newsfeed and create collections from other Myseum’s in your Galaxy. Your Free Myseum includes 50 GB of Free Forever Storage, and many more features not mentioned. Additional storage is available for a one-time charge of $29.95 per 50 GB of Forever Storage. Myseum is currently available for both iOS and Android, with a desktop version planned for later this year.

Myseum’s innovative social media platform brings a fresh and needed approach to digital media and content management, allowing users to create a digital legacy that makes it easier to share both today, and with future generations. Backed by patented technology and proprietary software, the multi-tiered social media ecosystem enables individuals, families, and other groups to store and share digital content such as messages, photos, videos, and documents within a highly secure and private family library. Visit Myseum.com to learn more.

Notice Regarding Forward-Looking Statements

The information contained herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as "may," "will," "should," "would," "expect," "plan," "believe," "intend," "look forward," and other similar expressions among others. These statements relate to future events or to the Company’s future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to the Company’s operations, results of operations, growth strategy and liquidity. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. Except as may be required by applicable law, The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

ir@datchats.com
800-658-8081